SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                       Clearpoint Business Resources, Inc.
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    185061108
                                 (CUSIP Numbers)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 2 OF 14


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Investments
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Canada
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                       -0-
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                       -0-
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       -0-
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    -0.0%-
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 3 OF 14


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Offshore
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                       -0-
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                    -510,300-
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       -0-
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    -0.0%-
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
            CO
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 4 OF 14


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Offshore Levered
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                       -0-
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                       -0-
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       -0-
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    -0.0%-
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
            CO
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 5 OF 14


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      North Pole Capital Master Fund
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                       -0-
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                       -0-
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       -0-
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    -0.0%-
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
            CO
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 6 OF 14

---------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Polar Securities Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Canada
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES
                  ------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                                       -0-
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                       -0-
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       -0-
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    -0.0%-
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
            CO
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 7 OF 14

ITEM 1(a).  NAME OF ISSUER:

            Clearpoint Business Resources, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2 Bloor Street West
            Suite 3400
            Toronto, Ontario
            M4W 3E2

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

      This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i) North Pole Capital Master Fund ("North Pole Capital"), a
               Cayman Islands exempted company, with respect to the Shares (as defined in item 2(d) below) reported in this Schedule 13G/A directly owned by it.

          (ii) Altairis Investments, an Ontario limited partnership, with respect to the Shares reported in this Schedule 13G/A directly owned by it.

         (iii) Altairis Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A directly owned by it.

          (iv) Altairis Offshore Levered, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A directly owned by it.

          (ii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws of Ontario, Canada, with respect to the Shares reported in this Schedule 13G/A directly owned by North Pole Capital, Altairis Investments, Altairis Offshore and Altairis Offshore Levered.

The citizenship of North Pole Capital, Altairis Investments, Altairis Offshore, Altairis Offshore Levered and Polar Securities is set forth above.

The address of the principal business office of North Pole Capital, Altairis Offshore and Altairis Offshore Levered is c/o Polar Securities Inc. 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. The address of the principal business office of Altairis Investments is c/o Polar Fund Management II Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. The address of the principal business office of Polar Securities is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 8 OF 14


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value (the "Shares")

ITEM 2(e).  CUSIP NUMBERS:   185061108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the
                    Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act;

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940: see Rule
                    13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 9 OF 14

ITEM 4.   OWNERSHIP.

      Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund, Altairis Investments, Altairis Offshore and Altairis Offshore Levered with respect to which it has voting and dispositive authority over some of the Shares reported in this Schedule 13G/A.

      Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

      A. North Pole Capital Master Fund

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0.0% The percentages used herein and in the rest of Item 4 are calculated based upon the 13,208,916 Shares of common stock issued and outstanding as of November 13, 2007 as reported in the Company's Form 10-Q filed on November 13, 2007.

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 0 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv) shared power to dispose or to direct the disposition of: 0 Shares.

      B. Altairis Investments

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 0 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv)  shared power to dispose or to direct the disposition of: 0
                  Shares

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 10 OF 14

      C. Altairis Offshore

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 0 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv) shared power to dispose or to direct the disposition of: 0 Shares.

      D. Altairis Offshore Levered

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 0 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv) shared power to dispose or to direct the disposition of: 0 Shares.

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 11 OF 14

      E. Polar Securities Inc.

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 0 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv) shared power to dispose or to direct the disposition of: 0 Shares.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 12 OF 14


ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:


By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 13 OF 14


                                         SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2008                North Pole Capital Master Fund
                                         By: Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Altairis Investments
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Altairis Offshore
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Altairis Offshore Levered
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

Schedule 13G/A

CUSIP Nos. 185061108                                             PAGE 14 OF 14
                                        EXHIBIT 1
                                JOINT ACQUISITION STATEMENT

                                 PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14  2008                North Pole Capital Master Fund
                                         By: Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Altairis Investments
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Altairis Offshore
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer
                                         Altairis Offshore Levered
                                         By: Polar Securities Inc
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer

                                         Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Executive Officer